Exhibit 5.1

November 7, 2022

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

Ladies and Gentlemen:

We have acted as special counsel to WiSA Technologies, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on November 7, 2022 with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed resale from time to time by the Selling Stockholders (as defined below) of up to 9,739,485 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) issuable upon (i) full conversion of a senior secured convertible promissory note, as amended (the “Note”), issued to one of the Selling Stockholders on August 15, 2022, without obtaining Stockholder Approval (as defined in that certain securities purchase agreement, dated as of August 15, 2022, by and between the Company and such Selling Stockholder (the “August Purchase Agreement”)), (ii) full exercise of common stock purchase warrants (collectively, the “Warrants”) issued to certain of the Selling Stockholders by the Company in private placement transactions on March 22, 2020 and August 19, 2022, each pursuant to a securities purchase agreement, dated as of March 22, 2020 and the August Purchase Agreement, respectively (collectively, the “Purchase Agreements”), and (iii) full exercise of placement agent warrants (the “Placement Agent Warrants”) issued to one of the Selling Stockholders by the Company, each pursuant to a placement agency agreement, dated as of March 22, 2020 and August 19, 2022, respectively (collectively, the “Placement Agency Agreements”). The Shares, the Note, the Warrants and the Placement Agent Warrants are collectively referred to herein as the “Securities.” The holders of the Securities are collectively referred to herein as the “Selling Stockholders.”

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) the Note and all exhibits and schedules attached thereto, (iii) the Purchase Agreements and all exhibits and schedules attached thereto, (iv) the Warrants, (v) the Placement Agency Agreements, (vi) the Placement Agent Warrants, (vii) the minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company, (viii) the certificate of incorporation and bylaws of the Company, each as restated and/or amended to date, and (ix) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. We also have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to the Securities, or to the sale or issuance thereof.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) the Securities have been duly authorized for issuance by the Company, and (ii) provided that the Note, the Warrants and the Placement Agent Warrants have been duly executed and delivered by the Company to the Selling Stockholders against payment therefor pursuant to the Purchase Agreements and Placement Agent Agreements, as applicable, (x) the shares of Common Stock issuable upon full conversion of the Note, when issued upon full conversion of the Note in accordance therewith, will be validly issued, fully paid and non-assessable shares of Common Stock, and (y) the shares of Common Stock issuable upon full exercise of each of the Warrants and the Placement Agent Warrants, when issued upon exercise of the Warrants and the Placement Agent Warrants, respectively, upon payment to the Company of the required consideration in accordance therewith, will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP